Exhibit 99.1

GEOEYE, INC.

Independent Auditors’ Report

The Board of Directors

DigitalGlobe, Inc.:

We have audited the accompanying consolidated financial statements of GeoEye, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of GeoEye, Inc. and its subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2012 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

McLean, VA

April 15, 2013

GEOEYE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$179,624	$188,738
Short-term investments	8,500	9,220
Accounts receivable - trade and unbilled receivables (net of allowances: 2012 - $209; 2011 - $718)	23,153	39,917
Income tax receivable	—	19,645
Restricted cash	13,952	4,207
Current deferred tax assets	6,919	2,148
Prepaid expenses and other current assets	9,880	14,805

Total current assets	242,028	278,680
Property, plant and equipment, net	59,316	48,065
Satellites and related ground systems, net	1,014,466	913,454
Goodwill	67,945	68,130
Intangible assets, net	6,909	10,526
Non-current restricted cash	2,928	6,875
Other non-current assets	10,057	8,855

Total assets	$1,403,649	$1,334,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$52,909	$58,510
Current portion of deferred revenue	41,114	53,433

Total current liabilities	94,023	111,943
Long-term debt	514,209	511,019
Long-term deferred revenue, net of current portion	113,730	131,968
Deferred tax liabilities	101,858	64,694
Other non-current liabilities	7,367	7,674

Total liabilities	831,187	827,298

Commitments and contingencies	—	—
Stockholders’ equity:
Series A convertible preferred stock, par value $.01: 80 shares authorized; 80 shares issued and outstanding at December 31, 2012 and 2011	1	1
Series B junior participating preferred stock, no par value: 50 shares authorized; 0 shares issued and outstanding at December 31, 2012 and 2011	—	—
Common stock, par value $.01; 50,000 shares authorized; 22,627 and 22,215 shares issued and outstanding at December 31, 2012 and 2011, respectively	226	222
Additional paid-in capital	391,958	379,154
Retained earnings	180,277	127,910

Total stockholders’ equity	572,462	507,287

Total liabilities and stockholders’ equity	$1,403,649	$1,334,585

See Accompanying Notes to the Consolidated Financial Statements.

GEOEYE, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2012	2011	2010
	(In thousands, except per share amounts)
Revenues	$460,862	$356,407	$330,345

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	125,114	120,794	104,010
Depreciation and amortization	70,430	70,240	65,262
Selling, general and administrative	78,979	60,921	57,451
Impairment charges	96,318	6,278	—

Total operating expenses	370,841	258,233	226,723

Income from operations	90,021	98,174	103,622
Interest income (expense), net	1,402	(8,249)	(27,918)
Other non-operating expense	—	—	(24,466)
Gain from investments	—	—	3,200
Loss from early extinguishment of debt	—	—	(37)
Write-off of prepaid financing costs	—	—	(6,412)

Income before provision for income taxes	91,423	89,925	47,989
Provision for income taxes	(35,046)	(33,313)	(23,352)

Net income	56,377	56,612	24,637
Preferred stock dividends	(4,010)	(4,000)	(1,107)

Net income less preferred stock dividends	$52,367	$52,612	$23,530

Other comprehensive (loss) income :
Foreign currency translation adjustments	$(202)	$54	$(56)
Income tax provision related to items of other comprehensive income	—	20	—

Other comprehensive (loss) income, net of tax	(202)	34	(56)

Comprehensive income	56,175	56,646	24,581
Preferred stock dividends	(4,010)	(4,000)	(1,107)

Comprehensive income less preferred stock dividends	$52,165	$52,646	$23,474

See Accompanying Notes to the Consolidated Financial Statements.

GEOEYE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

			Series A Convertible		Additional		Total
	Common Stock		Preferred Stock		Paid-In	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
	(In thousands, except share amounts)

Balance as of December 31, 2009	19,912	199	—	—	227,988	51,768	279,955
Net income	—	—	—	—	—	24,637	24,637
Warrants exercised	1,832	18	—	—	18,305	—	18,323
Issuance of common stock	319	4	—	—	10,426	—	10,430
Surrender of common stock to cover employees’ minimum tax liability	(3)	—	—	—	(137)	—	(137)
Foreign currency translation adjustment	—	—	—	—	(56)	—	(56)
Stock-based compensation	1	—	—	—	6,877	—	6,877
Issuance of preferred stock	—	—	80	1	104,320	—	104,321
Preferred stock dividends	—	—	—	—	—	(1,107)	(1,107)

Balance as of December 31, 2010	22,061	221	80	1	367,723	75,298	443,243
Net income	—	—	—	—	—	56,612	56,612
Issuance of common stock	154	1	—	—	1,158	—	1,159
Surrender of common stock to cover employees’ minimum tax liability	—	—	—	—	(1,352)	—	(1,352)
Foreign currency translation adjustment and other	—	—	—	—	34	—	34
Stock-based compensation	—	—	—	—	11,591	—	11,591
Preferred stock dividends	—	—	—	—	—	(4,000)	(4,000)

Balance as of December 31, 2011	22,215	222	80	1	379,154	127,910	507,287
Net income	—	—	—	—	—	56,377	56,377
Issuance of common stock	412	4	—	—	2,204	—	2,208
Surrender of common stock to cover employees’ minimum tax liability	—	—	—	—	(2,707)	—	(2,707)
Foreign currency translation adjustment	—	—	—	—	(202)	—	(202)
Tax benefit from employee stock awards	—	—	—	—	1,091	—	1,091
Stock-based compensation	—	—	—	—	12,418	—	12,418
Preferred stock dividends	—	—	—	—	—	(4,010)	(4,010)

Balance as of December 31, 2012	22,627	$226	80	$1	$391,958	$180,277	$572,462

See Accompanying Notes to the Consolidated Financial Statements.

GEOEYE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2012	2011	2010
	(In thousands)
Cash flows from operating activities:
Net income	$56,377	$56,612	$24,637
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,430	70,240	65,262
Non-cash recognition of deferred revenue	(155,821)	(34,679)	(31,733)
Non-cash amortization of deferred costs	3,121	3,852	4,337
Amortization of debt discount and issuance costs	—	3,844	3,529
Loss from early extinguishment of debt	—	—	37
Change in fair value of financial instruments	—	—	24,466
Impairment charges	96,318	6,278	—
Write-off of prepaid financing costs	—	—	6,412
Gain from investments	—	—	(3,200)
Deferred income taxes	33,163	33,301	23,342
Stock-based compensation	11,168	10,520	6,877
Bad debt (recovery) expense and other	(739)	214	379
Changes in assets and liabilities, net of effects of business combinations:
Accounts receivable and other current assets	16,407	2,153	(6,729)
Net transfer (to) from restricted cash	(5,798)	3,692	2,831
Other assets	(90)	106	(4)
Accounts payable, accrued expenses and current liabilities	760	3,749	2,098
Income taxes receivable / payable and reserves	19,966	15,413	5,477
Deferred revenue	125,264	5,954	(1,642)
Other long term liabilities	138	1,659	317

Net cash provided by operating activities	270,664	182,908	126,693
Cash flows from investing activities:
Capital expenditures	(281,341)	(314,524)	(233,736)
Net transfer from restricted cash	—	—	47,757
Redemptions of short-term investments	720	40,780	—
Acquisition of GeoEye Analytics	—	319	(31,454)
Investment (purchase) sale	(500)	(1,000)	1,700
Proceeds from sale of assets	3,145	—	—
Purchases of short-term investments	—	—	(50,188)

Net cash used in investing activities	(277,976)	(274,425)	(265,921)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of issuance costs	—	—	120,962
Proceeds from issuance of convertible preferred stock, net of issuance costs	—	—	77,761
Preferred stock dividend payments	(4,010)	(4,000)	(100)
Prepaid financing costs	—	(118)	(4,547)
Proceeds from exercise of stock options and warrants, and other	2,208	1,140	19,513

Net cash (used in) provided by financing activities	(1,802)	(2,978)	213,589

Net (decrease) increase in cash and cash equivalents	(9,114)	(94,495)	74,361
Cash and cash equivalents, beginning of period	188,738	283,233	208,872

Cash and cash equivalents, end of period	$179,624	$188,738	$283,233

Supplemental disclosures of cash flow information:
Interest paid, net of capitalized interest of $53,554, $44,600 and $16,580, respectively	$—	$4,471	$21,598
Income taxes paid	521	31	17,969
Transfer of derivative liability to preferred stock value	—	—	26,560
Non-cash surrender of common stock to cover employees’ minimum tax liability	(2,707)	(1,352)	(137)
Non-cash issuance of common stock for services provided	—	—	250
Common stock issued for SPADAC acquisition	—	—	9,026
Non-cash dividend accrual	1,008	1,008	1,007
Conversion of note receivable to cost-method investment	1,500	—	—

See Accompanying Notes to the Consolidated Financial Statements.

GEOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012

(1)	Business

GeoEye, Inc. owns and operates two Earth-imaging satellites, GeoEye-1 and IKONOS, with advanced high-resolution imagery collection capabilities. GeoEye-1 is the world’s highest resolution and most accurate commercial Earth-imaging satellite.

In addition to our imagery collection capacities, we are a global leader in the creation of enhanced satellite imagery information products and services. We operate state-of-the-art high-resolution image processing and production facilities in St. Louis, Missouri and Thornton, Colorado. Our St. Louis, Missouri facility processes imagery from numerous commercial and government sensors, in addition to our own enhanced satellite imagery information products and services, to produce a variety of value-added products.

GeoEye’s information services allow its customers to collect, process and analyze vast amounts of geospatial data to quickly see precise changes on the ground and anticipate where events may occur in the future. Our Web-based information services platform, EyeQ, can provide imagery services and other layers of geospatial information on demand. EyeQ combines imagery products with on-demand tools for managing geospatial information and project-based collaboration. GeoEye Analytics, which provides geospatial predictive analytic solutions, has expertise in analyzing multiple layers of intelligence, including human geography, to discover patterns in order to gain insights that protect lives, optimize deployment of resources and mitigate risk.

We serve both domestic and international customers with imagery, products and information services. Our principal customers are U.S. government agencies, primarily the National Geospatial-Intelligence Agency, or NGA. Changes in U.S. government policies, priorities or funding levels could materially and adversely affect our financial condition, liquidity and results of operations. For the year ended December 31, 2012, U.S. government agencies represented approximately 75 percent of our total revenues, and the NGA represented approximately 67 percent of our total revenues. On October 31, 2012, the Company received notice from the NGA that, due to funding shortfalls, the NGA did not intend to exercise the nine-month EnhancedView SLA option with the Company for the contract year performance period of December 1, 2012 through August 31, 2013. The Company last provided service to the NGA under the EnhancedView SLA for GeoEye-1 imagery on November 30, 2012. On December 5, 2012, the Company received notice from the NGA that, effective immediately, the NGA was terminating the GeoEye-2 cost-share agreement for convenience. The NGA contributed approximately $111.2 million under the GeoEye-2 cost-share agreement. See Note 3, “EnhancedView Program” for further details.

On January 31, 2013, the business combination of DigitalGlobe and GeoEye was completed pursuant to the terms of the Merger Agreement entered into on July 23, 2012. See Note 18, “Subsequent Events (unaudited)” for further details.

(2)	Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of GeoEye and all of our wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States, or GAAP, requires management to make judgments, estimates and assumptions that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Revenue Recognition

Our principal sources of revenue are from imaging services, the sale of satellite imagery directly to end users or value-added resellers, the provision of direct access to our satellites, associated ground processing technology upgrades and operations and maintenance services. We also derive significant revenue from value-added production services where we combine our images with data and imagery from our own and other sources to create sophisticated information products. Additionally, new sources of revenue include the dissemination and hosting of imagery and the provision of consultation, integration, data analysis and other professional services related to geospatial information systems.

We record revenues from the sale of satellite imagery directly to end users or value-added resellers based on the delivery of the imagery. This revenue is recognized when the products are delivered to the customer, and, generally, these arrangements are contracted for separately on a stand-alone basis. However, in the event that imagery is bundled with other deliverables, we will account for these arrangements in accordance with the accounting guidance for multiple element arrangements, as described below.

Sales of direct access to our satellites ordinarily require us to provide access over the term of multi-year sales contracts under subscription-based arrangements. Accordingly, we recognize revenues on such imagery contracts on a straight-line basis over the delivery term of the contract. However, certain multi-year sales contracts are based on minimum levels of access time with adjustments based on usage. In addition to the sale of direct satellite access, we may separately sell ground processing technology upgrades and operations and maintenance services to a customer in a bundled arrangement. Additionally, we may sell imagery bundled with other services. Prior to 2011, to determine revenue recognition for multiple element arrangements, we considered whether individual customer arrangement elements had value to the customer on a standalone basis, whether there was objective and reliable evidence of fair value of undelivered item(s) and whether the arrangement included a general right of return relative to the delivered item(s), and delivery performance of the undelivered item(s) was considered probable and substantially in the Company’s control. If the satellite access service is combined with the sale of ground processing technology upgrades and operations and maintenance services, and the requirements for separate revenue recognition are not met, we recognize revenues on a straight-line basis over the combined delivery term of the services. In other arrangements when the separation criteria are met, total arrangement consideration is allocated to each separate unit of accounting using relative fair value. Revenues are recognized over the appropriate service period: access and operations and maintenance are recognized over the contract term; and ground processing technology upgrades are recognized when delivery and acceptance is complete. We consider a deliverable to have standalone value if the product or service provides value to the customer independent from other elements in the arrangement or if the product or service is sold separately by us or if it could be resold by the customer. Our revenue arrangements generally do not include a general right of return relative to the delivered products.

Beginning on January 1, 2011, we adopted, on a prospective basis, the guidance on revenue from multiple deliverable arrangements from the Financial Accounting Standards Board, or FASB. With the adoption of this guidance, the inability to determine the fair value of undelivered item(s) will no longer preclude our ability to separate deliverables in multiple element arrangements. Instead, management’s estimated selling price will be used to allocate the contract value among the deliverables, assuming all other separation criteria are met. We determine estimated selling price by considering several external and internal factors including, but not limited to: pricing practices, margin objectives, estimated costs to deliver the offering(s), competition and customer type. As these factors evolve, we may modify our estimated selling prices in the future for purposes of allocating arrangement consideration to agreements with multiple elements. Estimated selling prices are analyzed on an annual basis or more frequently if we experience significant changes in our estimated selling prices and the factors that affect or determine the estimated selling prices. The introduction of this accounting guidance has not materially impacted our consolidated financial statements.

Revenue is recognized on contracts to provide value-added production services using the percentage-of-completion method. Revenue is recognized under different acceptable alternatives of the percentage-of-completion method depending on the terms of the underlying contract, which include input measures based on costs and efforts expended or output measures based on units of delivery or completion of contractual milestones. Revenues recognized in advance of becoming billable are recorded as unbilled receivables. Such amounts generally do not become billable until after the products have been completed and delivered. Total unbilled accounts receivable were $1.4 million and $6.6 million at December 31, 2012 and 2011, respectively. Generally these arrangements are sold on a standalone basis and are not bundled with other product offerings. To the extent that estimated costs of completion are adjusted, revenue and profit recognized from a particular contract will be affected in the period of the adjustment. Anticipated contract losses are recognized as they become known. Losses recognized were immaterial for all periods presented.

We record revenues generated from the information services base offerings, including dissemination and hosting of imagery, on a straight-line basis over the subscription period.

Revenues for consultation and professional services are recognized as the services are performed. Revenues from time and materials contracts are recognized based on man-hours utilized, plus other reimbursable contract costs incurred during the period. Revenues from firm-fixed price contracts are recognized on a percentage of completion basis, utilizing the relationship of contract costs incurred and management’s estimate of total contract costs. Revenues from cost-reimbursable contracts are recognized based on costs incurred, with applied estimated or contractually specified indirect cost rates and our contractually specified fee or profit margin.

Deferred revenue represents receipts in advance of the delivery of imagery or services. Revenue for other services is recognized as services are performed. In addition, cost-share amounts received from the U.S. government are recorded as deferred revenue when received and recognized on a straight-line basis over the useful life of the satellite once it becomes operational. However, if upon contract termination with no continuing obligation to provide services, the cost-share deferred balance is recognized into revenue. See Note 4, “NextView Program” for further discussion.

Accounts receivable are stated at amounts due from customers and primarily include international customers, U.S. government customers and commercial customers. Allowances for doubtful accounts receivable balances are recorded when circumstances indicate that collection is doubtful for particular accounts receivable or for all probable losses of accounts receivable not specifically identified. Management estimates such allowances based on historical evidence, such as amounts that are subject to risk. Accounts receivable are written off if reasonable collection efforts are not successful.

Stock-Based Compensation

The Company accounts for stock-based compensation to employees and directors based on the estimated fair value of the award at the grant date. The associated expense, net of estimated forfeitures, is recognized ratably over the requisite service period, which is generally the maximum vesting period of the award. Further information regarding stock-based compensation can be found in Note 15, “Stock Incentive Plans.”

Cash and Cash Equivalents

We consider all highly liquid investments with maturities of three months or less at the date of acquisition to be cash equivalents. These investments generally consist of money market investments.

Restricted Cash

The Company is party to irrevocable standby letters of credit, in connection with contracts between GeoEye and third parties, in the ordinary course of business to serve as performance obligation guarantees. As of December 31, 2012, the Company had $16.9 million classified as restricted cash as a result of the irrevocable standby letters of credit. Approximately $14.0 million is available within one year and is classified as current, and the remaining $2.9 million becomes available in 2014.

Investments

We record our investments in debt securities at fair value, and classify these securities as short-term investments on the consolidated balance sheet when the original maturities at purchase are greater than ninety days but less than one year.

As of December 31, 2012 and 2011, the Company’s short-term investments consisted of variable rate demand notes.

We evaluate our investments for other-than-temporary impairment on a quarterly basis. Other-than-temporary impairment occurs when the fair value of an investment is below our carrying value, and we determine that difference is not recoverable in the near future. Factors we consider to make such determination include the duration and severity of the impairment, the reason for the decline in value and the potential recovery period, and our intent to sell, or whether it is more likely than not that we will be required to sell the investment before recovery of the amortized cost basis.

As of December 31, 2012 and 2011, we categorized all of our investments as available-for-sale, and all of these outstanding short-term investments mature within one year. Although the variable-rate demand notes have long-term contractual maturity dates of 20 to 30 years, the interest rates reset weekly. Despite the long-term nature of the underlying securities, they are classified as short-term due to our ability to quickly liquidate or put back these securities.

Additionally, the Company holds a minor equity investment in a technology company serving the solar energy industry, which is accounted for as a cost method investment.

Concentrations of Credit Risk

The Company’s cash and cash equivalents are placed in or with various financial institutions. We have not experienced losses on such accounts and do not believe we have any significant risk in this area.

Much of the Company’s revenues are generated through contracts with the U.S. government. U.S. government agencies may terminate or suspend their contracts at any time, with or without cause, or may change their policies, priorities or funding levels by reducing agency or program budgets or by imposing budgetary constraints. If a U.S. government agency terminates or suspends any of its contracts with the Company, or changes its policies, priorities or funding levels, these actions could have a material adverse effect on the business, financial condition and results of operations. In 2012, the NGA notified us of cancellation or funding reductions in several aspects of our EnhancedView contract. See Note 3, “EnhancedView Program” for further discussion of these changes and the impact on our business. Imagery contracts with international customers generally are not cancelable pursuant to the terms of such contracts.

Satellites and Related Ground Systems and Property, Plant and Equipment

Satellites and related ground systems and property, plant and equipment are recorded at cost. The cost of our satellites includes capitalized interest cost incurred during the construction and development period. In addition, capitalized costs of our satellites and related ground systems include internal direct labor and project management costs incurred in the construction and development of our satellite and related ground systems. We also capitalize certain internal and external software development costs incurred to develop software for internal use. Costs of major enhancements to internal use software are capitalized while routine maintenance of existing software is charged to expense as incurred.

While under construction, the costs of our satellites are capitalized during the construction phase, assuming the eventual successful launch and in-orbit operation of the satellite. Ground systems are placed into service when they are ready for their intended use. If a satellite were to fail during launch or while in-orbit, the resulting loss would be charged to expense in the period in which the loss occurs. The amount of any such loss would be reduced to the extent of insurance proceeds received as a result of the launch or in-orbit failure.

Depreciation and amortization are provided using the straight-line method as follows:

Asset	Estimated Useful Life
Buildings	15 to 40 years
Furniture, computers, equipment and software	3 to 7 years
Leasehold improvements	Shorter of estimated useful life or lease term, generally 3 to 12 years
Vehicles	5 years
Ground systems	9 years
Satellites	9 years

Satellite Insurance

We maintain in-orbit insurance policies covering our GeoEye-1 satellite. We capitalize the portion of the premiums associated with the insurance coverage of the launch and in-orbit commissioning period of our commercial satellites. Accordingly, prior to the start of GeoEye-1’s commercial operations, we capitalized a portion of insurance premiums in the cost of the satellite that will be amortized over the estimated life of GeoEye-1, which is nine years. Following launch and in-orbit commissioning, insurance premium amounts related to in-orbit operations are charged to expense ratably over the related policy periods.

The Company maintains insurance policies for GeoEye-1 with both full coverage and total-loss-only coverage in compliance with our indenture. As of December 31, 2012, we carried $250.0 million in-orbit insurance for GeoEye-1, comprised in part by $198.0 million of full coverage to be paid if GeoEye-1’s capabilities become impaired as measured against a set of specifications, which expires on December 1, 2013. We also carry $52.0 million of insurance in the event of a total loss of the satellite, which expires December 1, 2013.

Our IKONOS satellite was fully depreciated in June 2008. Our insurance policy for in-orbit coverage for IKONOS lapsed on December 1, 2012, and the policy was not renewed.

Goodwill and Intangible Assets

Goodwill represents the purchase price paid in excess of the fair value of net tangible and intangible assets acquired. Goodwill is tested for impairment annually or whenever an event occurs or circumstances change that could reduce the fair value of a reporting unit below its carrying amount. The Company’s annual impairment testing date is October 1.

In assessing the recoverability of goodwill, we calculate the fair market value at the reporting unit level, based upon discounted cash flows that utilize estimates in annual revenues, gross margins and other relevant factors for determining the fair value. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, the Company compares the implied value of goodwill with its carrying amount. If the carrying amount of the goodwill exceeds the implied fair value of goodwill, an impairment loss would be recognized for the difference between the carrying amount and the implied fair value of goodwill.

Intangible assets arising from business combinations are initially recorded at fair value. We amortize intangible assets with definitive lives on a straight-line basis over their estimated useful lives, which are generally two to ten years. We review for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. See Note 8, “Goodwill and Intangible Assets” for details of impairment charges taken.

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Impairment losses are recognized in operating results when the sum of expected discounted net future cash flows is less than the carrying value of the assets. The amount of the impairment is measured as the difference between the asset’s estimated fair value and its carrying value. Fair market value is determined using a combination of the market approach and cost approach. See Note 7, “Satellites and Related Ground Systems” for details of impairment charges taken.

Research and Development Costs

We record as research and development expense all internal and external services and supplies costs incurred in the development of the information services business. The Company incurred $3.2 million, $2.7 million and $1.6 million in research and development costs for the years ended December 31, 2012, 2011 and 2010, respectively. Any research and development expenses incurred are included in selling, general and administrative expenses in our consolidated statement of operations.

Preferred Stock

In September 2010, the Company issued Series A Convertible Preferred Stock, or the Series A Preferred Stock, par value of $.01 per share. Cumulative dividends on the Series A Preferred Stock are payable at a rate of 5 percent per annum of the $1,000 liquidation preference per share. At the Company’s option, dividends may be declared and paid in cash out of funds legally available therefore, when, as and if declared by the Board of Directors of the Company. If not paid in cash, an amount equal to the cash dividends due is added to the liquidation preference. Dividends payable in cash are recorded in current liabilities. All dividends payable, whether in cash or as an addition to the liquidation preference, are recorded as a reduction to our retained earnings.

Income Taxes

The provision for income taxes is computed using the asset and liability method under which deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary.

Interest and penalty expenses related to uncertain tax positions are recorded as part of the provision for income taxes.

Recent Accounting Pronouncements

In June 2011, the FASB issued guidance on the presentation of comprehensive income. Specifically, the new guidance allows an entity to present components of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. This new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2011. The Company adopted the guidance on a retrospective basis on January 1, 2012. The guidance does not have any impact on the Company’s financial position, results of operations or cash flows. However, it does result in a change to the Company’s presentation and disclosure of comprehensive income.

In May 2011, the FASB issued new guidance for fair value measurements intended to achieve common fair value measurement and disclosure requirements in U.S. GAAP and IFRS. The guidance modifies the existing standard to include disclosure of all transfers between Level 1 and Level 2 asset and liability fair value categories. In addition, it provides guidance on measuring the fair value of financial instruments managed within a portfolio and the application of premiums and discounts on fair value measurements. The guidance requires additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs. The guidance is effective for interim and annual reporting periods beginning after December 15, 2011, with early adoption prohibited. We adopted the new guidance effective January 1, 2012, which did not have a material impact on the Company’s financial statement disclosures.

(3)	EnhancedView Program

On August 6, 2010, the NGA awarded us contracts under its EnhancedView program. This competitively awarded contract supports the EnhancedView program by providing products and services that will help meet the increasing geospatial intelligence needs of the intelligence community and the Department of Defense.

The EnhancedView program award provides for a new satellite imagery delivery SLA with the NGA. The EnhancedView SLA initially provides for continued monthly payments by the NGA of up to $12.5 million ($150.0 million per year), subject to a maximum reduction of 10 percent in the base year and 15 percent in the option years based on performance metrics. Under the EnhancedView SLA, to the extent that less than $12.5 million is paid by the NGA for any month, the shortfall can be applied to future products and services or used to fund an extension of the contract. When GeoEye-2 becomes operational and meets NGA certification requirements, EnhancedView SLA payments are expected to increase by an additional $15.3 million per month ($183.6 million per year), also subject to a maximum reduction of 15 percent based on performance metrics. The initial term of the EnhancedView SLA was one year, with nine one-year renewal options exercisable by the NGA. Imagery deliveries under the EnhancedView SLA began on September 1, 2010, and the imagery is collected by the Company’s existing satellite constellation, with GeoEye-2 to collect additional imagery when it becomes operational.

On October 4, 2011, the Company entered into an amendment to the EnhancedView SLA with the NGA exercising the first renewal option under the contract to extend the EnhancedView SLA for the period of October 5, 2011, through August 31, 2012. Previously, on August 30, 2011, the Company signed an amendment to its SLA with the NGA to extend the performance period of the base year to October 4, 2011. The amendment also changed the date by which the NGA may exercise its first of nine one-year renewal options under the EnhancedView SLA from August 31, 2011, to October 31, 2011. The first of the one-year renewal options was shortened by the amount that the base year was extended by this amendment, so that the date by which NGA may exercise the second option year is August 31, 2012.

On June 22, 2012, we were notified by the NGA that, due to funding shortfalls, it would not exercise the full year EnhancedView SLA option for the Contract Year September 1, 2012 through August 31, 2013. Instead, the NGA proposed a three-month option providing for service revenue to the Company from September 1, 2012, through November 30, 2012, of $37.5 million and $2.25 million for EnhancedView SLA and additional Web hosting services, respectively, or a total of $39.75 million, and a further nine-month option for the remainder of the Contract Year through August 31, 2013. On August 30, 2012, the NGA exercised the three-month renewal option for the EnhancedView SLA, entering into an amendment to the EnhancedView agreement. Pursuant to the amendment, the NGA extended the EnhancedView SLA for the period beginning September 1, 2012 and ending November 30, 2012. The amendment also created a new nine-month renewal option to extend the EnhancedView SLA for the period beginning December 1, 2012, and ending August 31, 2013. On September 14, 2012, the NGA elected to fund our new additional Web hosting services for the two-month period ending November 30, 2012 for a total of $1.5 million.

On October 31, 2012, the Company received notice from the NGA that, due to funding shortfalls, the NGA did not intend to exercise the nine-month EnhancedView SLA option with the Company for the contract year performance period of December 1, 2012 through August 31, 2013. The Company last provided service to the NGA under the EnhancedView SLA for GeoEye-1 imagery on November 30, 2012. During the year ended December 31, 2012 and 2011, revenue under the EnhancedView SLA accounted for approximately 30 percent and 41 percent, respectively, of our total revenues. The notice from the NGA means that there will be no revenue generated by us under the EnhancedView SLA for GeoEye-1. The Company is materially dependent on the NGA for its business and anticipates such failure to exercise the nine-month option will result in a material reduction of our revenues, income and future cash flows. Based on these circumstances, the Company determined there was an indication that the carrying amount of our satellites and ground stations might not be recoverable, and tested these assets for impairment as of October 31, 2012. Further information can be found in Note 7, “Satellites and Related Ground Systems.”

As part of the EnhancedView program, the NGA had agreed to contribute 42.1 percent of the cost, up to a maximum of $337.0 million of the overall construction and launch costs of the GeoEye-2 satellite and associated ground station equipment. In June 2012, we received the first cost-share payment of $111.2 million, as a result of the Company meeting the NGA’s integration and testing requirements. We were also notified by the NGA in June 2012 that it elected not to obligate additional funding under the GeoEye-2 cost share agreement beyond $181.0 million, leaving only an expected second cost-share payment of approximately $70.0 million identified as payment under the contract. This $111.2 million cost share payment was recorded as deferred revenue and will be recognized as revenue over the expected operational life of the GeoEye-2 satellite once it is operational.

On December 5, 2012, we received notice that the NGA was terminating the cost-share agreement for convenience, and no further funds would be paid towards the GeoEye-2 cost share. As of this notification, the NGA had contributed approximately 14 percent of the total original estimated cost of the GeoEye-2 program, with the Company contributing the remainder. During the term of the EnhancedView Agreement, if GeoEye-2 becomes operational as part of the Company’s satellite constellation, the NGA has a contractual right to use GeoEye-2 capacity up to an amount equal to the percentage of the funding the NGA paid to us prior to termination of the cost-share agreement at a pricing to be equitably adjusted based on negotiations with the NGA.

The EnhancedView program award also provides for value-added products and services and our EyeQ Web Mapping Services to be delivered over the life of the EnhancedView SLA, if requested by the NGA. A portion of this award includes funding for the design and procurement of additional infrastructure to support government operations, which will be initially recorded as deferred revenue and recognized as revenue over the contractual term of the EnhancedView Agreement. The original amount of this award was $48.3 million of which $26.5 million has been paid to date and recorded as deferred revenue. In November 2012, GeoEye and the NGA agreed to begin an effort to de-scope this project that will reduce the expected fees to not exceed $44.7 million. These funds have been fully obligated. We have submitted a proposal to the NGA to de-scope this program based on our understanding that the NGA does not intend to transition this infrastructure into operations at the present time. The full scope of this effort and GeoEye’s plans to reutilize this infrastructure for the NGA in the future or other possible US government agencies will be dependent on the final outcome of our discussions with the NGA. As of December 31, 2012, these final contract negotiations with the NGA are still on-going and as a result, the future plans for this infrastructure are unknown. Therefore we have retained the full amount of these milestone payments in deferred revenue as of December 31, 2012. Subsequent to year end, continued discussions with the NGA suggest that the NGA wishes for a full decommission of this infrastructure and does not intend to use legacy GeoEye secured infrastructure for any future services. Final contract de-scope and payment terms have not yet been finalized.

The EnhancedView program replaced the NextView program. Any new value-added product and services orders will be placed under the EnhancedView contract. The NextView SLA portion of the NextView program was replaced by the EnhancedView SLA as of September 1, 2010. We recognized $140.0 million, $147.0 million and $49.0 million of imagery and other revenue under the EnhancedView SLA during the years ended December 31, 2012, 2011 and 2010, respectively.

(4)	NextView Program

The NGA announced in March 2003 that it intended to support, through the NextView program, the continued development of the commercial satellite imagery industry. The NGA also announced that it intended to award two imagery providers with contracts to support the engineering, construction and launch of the next generation of imagery satellites. On September 30, 2004, the NGA awarded us a contract as the second provider under the NextView program and, as a result, we contracted for the construction of a new satellite, GeoEye-1. Under the NextView program, we began delivering imagery to the NGA from our IKONOS satellite in February 2007 and from our GeoEye-1 satellite in the first quarter of 2009. GeoEye-1 was launched in September 2008 and started commercial operations and obtained certification from the NGA in February 2009, at which point GeoEye-1 commenced full operations. Total capitalized costs (including financing and launch insurance costs) of the GeoEye-1 satellite and related ground systems incurred were $478.3 million.

Under the NextView contract, the NGA agreed to support the GeoEye-1 project with a final cost-share of approximately $217.4 million spread over the course of the project development and subject to various milestones. On March 19, 2009, the NGA had paid the Company its cost-share obligation in full. GeoEye had deferred recognition of the cost-share amounts from the NGA as revenue until GeoEye-1’s in-service date in February 2009. This revenue was being recognized on a straight-line basis over the expected nine-year depreciable operational life of the satellite. As a result of NGA’s failure to exercise contract options under the EnhancedView SLA for GeoEye-1 beyond November 30, 2012, we recognized the remaining deferred cost-share revenue balance of $125.9 million in December 2012. During the years ended December 31, 2012, 2011 and 2010, we recognized $148.0 million, $24.2 million and $24.2 million, respectively, of total deferred revenue under the NextView contract.

The NextView SLA provided for monthly payments of $12.5 million, subject to a maximum reduction of 10 percent based on performance metrics. Under the NextView SLA, to the extent that less than $12.5 million was paid by the NGA in any month, the shortfall was used to fund an extension of the contract. The EnhancedView SLA replaced the NextView SLA portion of the NextView program as of September 1, 2010. We recognized no imagery revenue during the years ended December 31, 2012 and 2011 under the NextView SLA, and $99.2 million of imagery revenue under the NextView SLA during the year ended December 31, 2010.

(5)	Investments

At December 31, 2012 and 2011, the Company held short-term investments consisting of variable-rate demand notes with costs of $8.5 million and $9.2 million, respectively, all of which are classified as available-for-sale. The cost of these investments approximates their fair values. There were no gross unrecognized gains or losses, nor other-than-temporary impairments, of the Company’s investments as of December 31, 2012 or 2011.

Additionally, as of December 31, 2012, the Company owns less than a 20 percent interest in a technology company serving the solar energy industry and does not exercise significant influence over the operating or financial decisions. This cost method investment of $1.5 million is included in other non-current assets on the consolidated balance sheet.

(6)	Property, Plant and Equipment

Property, plant and equipment (excluding satellites and related ground systems) consisted of the following at December 31, 2012 and 2011 (in thousands):

	2012	2011
Land and buildings	$16,950	$7,419
Furniture, computers, equipment and software	53,161	55,294
Leasehold improvements	20,649	19,405
Accumulated depreciation	(38,312)	(36,713)

Subtotal	52,448	45,405
Property, plant and equipment in process	6,868	2,660

Property, plant and equipment, net	$59,316	$48,065

During the year ended December 31, 2012, we disposed of our facility in Norman, Oklahoma, as well as the assets related to our aerial imagery business.

Depreciation expense related to property, plant and equipment was $13.7 million, $12.6 million and $9.2 million for the years ended December 31, 2012, 2011 and 2010, respectively. In addition, we recognized impairment charges related to property, plant and equipment of $1.1 million and $0.7 million for the years ended December 31, 2012 and 2011, respectively.

(7)	Satellites and Related Ground Systems

Satellites and related ground systems consisted of the following at December 31, 2012 and 2011 (in thousands):

	2012	2011
Satellites	$224,709	$411,105
Ground systems	53,550	89,984
Accumulated depreciation	(22,656)	(169,281)

Subtotal	255,603	331,808
Satellites and ground systems in process	758,863	581,646

Satelllites and related ground systems, net	$1,014,466	$913,454

As of December 31, 2012 and 2011, we have incurred total capitalized costs of $818.4 million and $578.7 million, respectively, related to the Company’s development efforts for EnhancedView, primarily consisting of costs for the development and construction of our next Earth-imaging satellite, GeoEye-2. Included in these costs is capitalized interest of $116.4 million and $63.0 million, as of December 31, 2012 and 2011, respectively.

Total satellite and related ground systems depreciation expense was $53.6 million, $54.1 million and $53.4 million for the years ended December 31, 2012, 2011 and 2010, respectively. In addition, we recognized an impairment charge related to our constellation of satellites and related ground systems of $94.3 million for the year ended December 31, 2012.

Long-lived assets are reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of a long-lived asset or group of assets may not be recoverable. As a result of the NGA’s notice to the Company on October 31, 2012 regarding NGA’s intention not to exercise the nine-month EnhancedView SLA option with the Company, we determined that there was an indication that the carrying amount of our constellation long-lived asset group might not be recoverable, and tested this asset group for impairment. Tests for the recoverability of a long-lived asset group to be held and used are performed by comparing the carrying amount of the long-lived asset group to the sum of the estimated future net undiscounted cash flows expected to be generated by the asset group. In estimating the future undiscounted cash flows, the Company uses future projections of cash flows directly associated with, and which are expected to arise as a direct result of, the use and eventual disposition of the asset group. These assumptions include, among other estimates, periods of operation and projections of sales and cost of sales. Changes in any of these estimates could have a material effect on the estimated future undiscounted cash flows expected to be generated by the asset group. This measurement process indicated the expected undiscounted future cash flows to be generated by the constellation asset group were less than the asset group’s carrying value. The carrying value of this asset group was therefore reduced to estimated fair value and an impairment charge of $94.3 million was recognized. In determining the fair value, the Company applied a combination of the cost approach and market approach, taking into account assumptions for the new replacement cost of the assets as well as comparable market transactions. This charge is reported within “Impairment charges” on the consolidated statement of comprehensive income.

(8)	Goodwill and Intangible Assets

The following table contains details related to the recorded goodwill of our reporting units for the years ended December 31, 2012 and 2011 (in thousands):

	GeoEye, Inc.	GeoEye Analytics	Total
Net goodwill at December 31, 2010	$34,264	$37,304	$71,568
Goodwill adjustment	—	(938)	(938)
Goodwill impairment	—	(2,500)	(2,500)

Net goodwill at December 31, 2011	34,264	33,866	68,130
Goodwill disposition	(185)	—	(185)

Net goodwill at December 31, 2012	$34,079	$33,866	$67,945

During 2012, a portion of our GeoEye reporting unit goodwill balance was allocated to the disposition of our aerial imagery operations, reducing goodwill by $0.2 million.

During 2011, the Company made purchase price adjustments to reduce the goodwill balance related to GeoEye Analytics by $0.9 million. Additionally, during the Company’s annual impairment testing of goodwill, we determined that the carrying value of our GeoEye Analytics reporting unit exceeded the fair value, resulting in a $2.5 million impairment charge recorded within continuing operations. As of December 31, 2012, the accumulated goodwill impairment losses were $2.5 million.

Intangible assets consisted of the following at December 31, 2012 and 2011 (in thousands):

	2012			2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Contracts/customer relationships	$7,528	$(1,802)	$5,726	$21,291	$(12,444)	$8,847
Developed technology	2,000	(817)	1,183	2,000	(417)	1,583
Trade names	1,473	(1,473)	—	1,473	(1,377)	96

Intangible assets, net	$11,001	$(4,092)	$6,909	$24,764	$(14,238)	$10,526

Total amortization expense related to intangible assets was $3.2 million, $3.5 million and $2.6 million for the years ended December 31, 2012, 2011 and 2010, respectively. In addition, we recognized an impairment charge related to intangible assets of $0.5 million and $0.9 million for the years ended December 31, 2012 and 2011, respectively. The 2012 impairment charge related to our customer relationships intangible asset is included in the $94.3 million impairment of our constellation as discussed in Note 7. Estimated future amortization expense related to intangible assets at December 31, 2012, is as follows (in thousands):

For the Year Ending December 31,
2013	2,884
2014	2,884
2015	1,141
2016 and thereafter	—

Total expected future amortization	$6,909

(9)	Income Taxes

We file a consolidated U.S. federal income tax return with our wholly owned subsidiaries. The components of our income tax provision are as follows (in thousands):

	2012	2011	2010
Current provision:
Federal	$21	$12	$10
State	1,862	—	—

Total current provision	1,883	12	10
Deferred provision:
Federal	30,151	31,361	20,266
State	3,012	1,940	3,076

Total deferred provision	33,163	33,301	23,342

Total provision for income taxes	$35,046	$33,313	$23,352

The differences between the tax provision calculated at the statutory U.S. income tax rate and the actual tax provision are as follows (in thousands):

	2012	2011	2010
Federal tax at statutory rate	$31,998	$31,474	$16,796
State income taxes, net	3,479	3,104	2,316
Permanent items	559	1,105	9,321
Change in valuation allowance	190	1,298	230
Change in state effective rate, and other	575	445	363
Research credits	(2,121)	(6,195)	(7,995)
Unrecognized tax benefits adjustment	366	2,082	2,321

Total provision for income taxes	$35,046	$33,313	$23,352

The Company finalized its R&D tax credit study for the 2011 tax year in 2012 in conjunction with the filing of the Company’s federal income tax return for 2011. Based on the results of the study and the amount of credit claimed on its 2011 income tax return, the Company has increased the estimated benefit for the credit by approximately $2.1 million in 2012, which is reflected in the effective rate reconciliation above. The research credit for December 31, 2012 was extended and enacted into law in January 2013. As such, the Company has not reflected any benefit relating to the 2012 credit within its current year effective tax rate.

The components of net deferred tax assets and liabilities were as follows at December 31, 2012 and 2011 (in thousands):

	2012	2011
Deferred tax assets:
Deferred revenue	$3,624	$7,023
Accruals and reserves	5,596	6,171
Goodwill and intangibles	800	21
Net operating losses	72,810	105,456
Credit carryforwards, net	11,586	10,101
Deferred equity compensation	7,444	6,786
Transaction costs	5,538	—
Other	703	100

Total gross deferred tax assets	108,101	135,658
Less: valuation allowance	(2,024)	(1,834)

Deferred tax assets	106,077	133,824

Deferred tax liabilities:
IRC 481(a) adjustment	—	(600)
Property, plant and equipment	(199,934)	(195,356)
Other	(1,082)	(414)

Total deferred tax liabilities	(201,016)	(196,370)

Net deferred tax liabilities	$(94,939)	$(62,546)

The total federal and state net operating loss carryforwards are approximately $183.7 million and $276.2 million as of December 31, 2012 and 2011, respectively. The net operating loss carryforwards will expire between tax years 2017 and 2031. Certain net operating loss carryforwards that were generated at various dates prior to November 2004 are subject to limitations on their use pursuant to Internal Revenue Code Section 382 as a result of ownership changes as defined by Section 382. However, we do not expect these assets to expire unused.

As of December 31, 2012, we had tax credit carryforwards of approximately $16.6 million, which will expire beginning 2026. We do not expect these business tax credits to expire unused.

The statutes of limitation for income tax returns in the U.S. federal jurisdiction and various state jurisdictions beginning tax years 2009 have not expired, and, thus, these years remain subject to examination by the Internal Revenue Service and state jurisdictions. For tax years for which we are no longer subject to federal, state and local tax examinations by tax authorities, the tax attribute carryforwards generated from these years may still be adjusted upon examination by tax authorities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of our management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In evaluating our ability to realize deferred tax assets, we consider all available evidence, both positive and negative. Accordingly, we consider past operating results, forecasts of earnings and taxable income, the reversal of temporary differences and any prudent and feasible tax planning strategies. Management believes the results of future operations and the reversal of temporary differences will generate sufficient taxable income to realize the deferred tax asset. The change in the valuation allowance during the year is attributable to an additional valuation allowance recorded against separate company state net operating losses and state research and development credit carryforward amounts.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	2012	2011	2010
Balance at beginning of year	$4,605	$1,942	$24
Additions for tax positions in prior years	412	397	101
Additions for tax positions in current years	—	2,266	1,817

Balance at end of year	$5,017	$4,605	$1,942

We recognize accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense as well as any potential tax liability arising from these positions. Interest expense recorded through the income tax provision related to uncertain tax positions were negligible for each of the years ended December 31, 2012, 2011 and 2010. Penalties expense recorded through the income tax provision related to uncertain tax positions were negligible for each of the years ended December 31, 2012, 2011 and 2010.

The amount of accrued interest in the consolidated balance sheet associated with uncertain tax positions were negligible at December 31, 2012 and 2011. The amount of accrued penalties in the consolidated balance sheet associated with uncertain tax positions were negligible at December 31, 2012 and 2011.

The total amount of unrecognized tax benefits that, if recognized, would benefit the effective tax rate as of December 31, 2012 and 2011 is $5.0 million and $4.6 million, respectively. The total amount of unrecognized tax benefits anticipated to result in a net decrease to unrecognized tax benefits within 12 months of December 31, 2012 is estimated to be negligible.

(10)	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at December 31, 2012 and 2011 (in thousands):

	2012	2011
Accounts payable and accrued expenses	$16,157	$18,054
Accrued payroll	20,199	16,410
Accrued expenses - subcontractors	2,159	10,718
Accrued interest payable	12,320	12,320
Income tax payable	1,066	—
Dividends payable	1,008	1,008

Total accounts payable and accrued expenses	$52,909	$58,510

(11)	Long-Term Debt

On October 8, 2010, the Company issued $125.0 million aggregate principal of 8.625 percent Senior Secured Notes due 2016, or the 2016 Notes, in a publicly registered offering. Interest payments on the 2016 Notes are due semi-annually in arrears on April 1 and October 1 of each year. At any time on or after October 1, 2013, the Company may, on one or more occasions, redeem all or part of the 2016 Notes at 104.313 percent of principal for the subsequent 12-month period; at 102.156 percent of principal on October 1, 2014, for the subsequent 12-month period; and at 100 percent of principal on October 1, 2015, and thereafter.

The 2016 Notes are unconditionally guaranteed, jointly and severally, on a secured second-priority basis, by all existing and future domestic restricted subsidiaries of the Company. The 2016 Notes and the guarantees are secured by a lien on substantially all of the assets of the Company and the guarantors.

On October 9, 2009, the Company issued $400.0 million aggregate principal, net of original issue discount of $20.0 million, of 9.625 percent Senior Secured Notes due 2015, or the 2015 Notes. Interest is payable on the 2015 Notes semi-annually in arrears on April 1 and October 1 of each year. At any time on or after October 1, 2013, the Company may on one or more occasions redeem all or part of the 2015 Notes at 104.813 percent of principal for the subsequent 12-month period and at 100 percent of principal on October 1, 2014, and thereafter.

The 2015 Notes are unconditionally guaranteed, jointly and severally, on a senior secured basis, by all existing and future domestic restricted subsidiaries of the Company. The 2015 Notes and the guarantees are secured by a lien on substantially all of the assets of the Company and the guarantors.

See Note 18, “Subsequent Events (unaudited)” for details on satisfaction and discharge of these Notes.

Except for a minor investment in foreign subsidiaries, the Company does not have any independent assets or operations other than its ownership in all of the capital stock of its subsidiaries. Since inception, all of the Company’s operations have been conducted through its wholly owned subsidiaries.

The composition of interest (income) expense, net, is as follows (in thousands):

	For The Year Ended December 31,
	2012	2011	2010
Interest expense	$53,556	$53,138	$44,902
Capitalized interest	(53,554)	(44,600)	(16,580)
Interest income	(1,404)	(289)	(404)

Total interest (income) expense, net	$(1,402)	$8,249	$27,918

(12)	Convertible Preferred Stock

In March 2010, the Company entered into a Stock Purchase Agreement and a Note Purchase Agreement with Cerberus Satellite LLC, or Cerberus, for the sale of its Series A Convertible Preferred Stock, or Series A Preferred Stock. In September 2010, pursuant to the terms of the Stock Purchase Agreement and as a result of the EnhancedView award by the NGA being made without the letter-of-credit requirement, Cerberus purchased 80,000 shares of Series A Preferred Stock having a liquidation preference of $1,000 per share. This resulted in net proceeds to the Company of $78.0 million, after discounts and before issuance costs. The Series A Preferred Stock was convertible on issuance, at the option of the holders, at a conversion rate of $29.76 per common share, which is equivalent to a conversion rate of 2.7 million shares of common stock of the Company.

The March 2010 Stock Purchase Agreement represented a financial instrument, not in the form of a share, which contained a conditional obligation on the part of the Company to redeem its equity shares by transferring assets in the future and was, therefore, presented as a liability. It was initially and subsequently measured at fair value until Cerberus purchased the Series A Preferred Stock on September 22, 2010. During the year ended December 31, 2010, the change in the value of the financial instrument resulted in other non-operating expense of $24.5 million.

The Series A Preferred Stock represented an ownership interest assuming conversion of such Series A Preferred Stock to the Company’s common stock, of approximately 10 percent as of December 31, 2012. Dividends on the Series A Preferred Stock were payable quarterly in arrears at a rate of 5 percent per annum of the liquidation preference of $1,000 per share, subject to declaration by the Board of Directors. The Company declared dividends on the Series A Preferred Stock of $4.0 million during each of the years ended December 31, 2012 and 2011. The dividend payable of $1.0 million was included in accounts payable and accrued expenses as of December 31, 2012 and 2011.

In connection with the February 9, 2012 second amendment to the Stockholder Rights Agreement, the Company entered into a Standstill Letter Agreement, or Standstill Agreement, with Cerberus Capital Management, L.P. Under the Standstill Agreement, Cerberus and its affiliates agreed, subject to certain exceptions, not to take certain actions with respect to the Company during the standstill period of February 9, 2012 through the earliest of certain specified events or June 30, 2013, including, among other things, not to effect or seek to effect any acquisition by the Cerberus parties of beneficial ownership of any securities, assets or businesses of the Company, or any of its subsidiaries if, upon acquisition, the aggregate beneficial ownership of Cerberus parties of beneficial ownership would exceed 29.99 percent of the number of common shares of the Company that are then outstanding, including the shares of the Company’s Series A Convertible Preferred Stock, on an as converted basis.

On June 5, 2012, the Company entered into an amendment to the Standstill Agreement with Cerberus Capital Management, L.P. dated as of February 9, 2012. Under the Amendment, Cerberus and its affiliates agreed that, until the earlier of the expiration of the standstill period (June 30, 2013) and the adjournment of the 2013 annual meeting of stockholders of the Company, the Cerberus parties will cause all Series A Preferred Stock or common stock owned by the Cerberus parties to be present for quorum purposes and to vote in favor of any and all directors nominated by the Board of Directors of the Company for election, provided that such nominees include all directors that holders of Series A Preferred Stock are entitled to nominate.

See Note 18, “Subsequent Events (unaudited)” for details on conversion of the Convertible Preferred Stock.

(13)	Commitments and Contingencies

Contractual Obligations

The following table summarizes our contractual cash obligations as of December 31, 2012:

	Payments due by year
Contractual Obligations	2013	2014	2015	2016	2017	2018 and thereafter	Total
	(in thousands)
Long-term debt obligations	$—	$—	$400,000	$125,000	$—	$—	$525,000
Interest payments on long-term debt (1)	49,281	49,281	49,281	10,781	—	—	158,624
Operating lease obligations	16,191	18,475	18,634	19,064	2,811	12,775	87,950
Purchase obligations (2)	48,223	2,143	1,334	—	—	—	51,700

Total contractual obligations (3)	$113,695	$69,899	$469,249	$154,845	$2,811	$12,775	$823,274

(1)	Represents contractual interest payment obligations on the $400.0 million outstanding principal balance of our 2015 Notes, which bear interest at a rate per annum of 9.625% and contractual interest payment obligations on the $125.0 million outstanding principal balance of our 2016 Notes, which bear interest at a rate per annum of 8.625%.
(2)	Purchase obligations include all commitments to purchase goods or services of either a fixed or minimum quantity that are enforceable and legally binding. As of December 31, 2012, purchase obligations include EnhancedView-related commitments, ground systems and communication services .
(3)	Total contractual obligations presented exclude $5.0 million of unrecognized tax benefits, due to uncertainty with respect to the expected timing of associated cash payments .

Operating Leases

We have commitments for operating leases primarily relating to office and operating facilities and equipment. We lease various real properties under operating leases that generally require us to pay taxes, insurance, maintenance and minimum lease payments.

These leases contain escalation provisions for increases as a result of increases in real estate taxes and operating expenses. We recognize rent expense under such leases on a straight-line basis over the term of the lease. Substantially all of these leases have lease terms ranging from three to twelve years. Some of our leases have options to renew.

Total rental expense under operating leases for the years ended December 31, 2012, 2011 and 2010 was approximately $5.4 million, $5.3 million and $3.3 million, respectively.

Contingencies

In July 2012, GeoEye and the GeoEye board of directors, DigitalGlobe, 20/20 Acquisition Sub, Inc. and WorldView, LLC were named as defendants in three purported class action lawsuits filed in the United States District Court for the Eastern District of Virginia. The lawsuits were brought on behalf of proposed classes consisting of all public holders of GeoEye common stock, excluding the defendants and, among others, their affiliates. The actions were captioned: Behnke v. GeoEye, Inc., et al., No. 1:12-CV-826-CMH-TCB, filed on July 26, 2012; Braendli v. GeoEye, Inc., et al., No. 1:12-CV-841-CMH-TRJ, filed on July 30, 2012; and Crow v. Abrahamson, et al., No. 1:12-CV-842-CMH-TCB, filed on July 30, 2012. On September 7, 2012, the Court ordered the consolidation of the three actions. The consolidated action is captioned: In re GeoEye, Inc., Shareholder Litigation, Consol. No. 1:12-cv-00826-CMH-TCB. The Court’s consolidation order provided for, among other things, the appointment of the law firms of Robbins Geller Rudman & Dowd LLP, Levi & Korsinsky LLP and Finkelstein Thompson LLP as members of the Plaintiffs’ Executive Committee of Lead Counsel (“Lead Counsel”) and the setting of the defendants’ response date to the amended complaint as 30 days after its filing. A corrected amended complaint was filed in the consolidated action on September 24, 2012. The amended complaint contains allegations that the GeoEye board of directors breached their fiduciary duties by, among other things, failing to maximize stockholder value, agreeing to preclusive deal protection measures and failing to disclose certain information necessary to make an informed vote on whether to approve the proposed merger. DigitalGlobe is alleged to have aided and abetted these breaches of fiduciary duty. In addition, the amended complaint contains allegations that the GeoEye board of directors and DigitalGlobe violated Section 20(a) and Section 14(a) of the Securities Exchange Act of 1934, and Rule 14a-9 promulgated thereunder, by the filing of a Registration Statement allegedly omitting material facts and setting forth materially misleading information. The consolidated action seeks, among other things, a declaration that a class action is maintainable, an injunction preventing the consummation of the merger and an award of damages, costs and attorneys’ fees.

On September 28, 2012, Lead Counsel filed a motion for expedited discovery. On September 30, 2012, Lead Counsel made a confidential settlement demand requesting additional disclosures to address the alleged omissions raised in the amended complaint. On October 9, 2012, following arm’s-length negotiations, the parties to the consolidated action entered into a memorandum of understanding (the “MOU”) to settle all claims asserted therein on a classwide basis. GeoEye and the GeoEye board of directors, DigitalGlobe, 20/20 Acquisition Sub, Inc. and WorldView, LLC entered into the MOU solely to avoid the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing. In connection with the MOU, DigitalGlobe agreed to make additional disclosures in Amendment No. 1 to the Registration Statement filed with the U.S. Securities and Exchange Commission on October 10, 2012. The settlement set forth in the MOU includes a release of all claims against defendants alleged in the corrected amended complaint, and is subject to, among other items, the execution of a stipulation of settlement and court approval, as well as the Merger becoming effective under applicable law. Payments made in connection with the settlement, which are subject to court approval, are not expected to be material to GeoEye. In January 2013, the parties completed confirmatory discovery, have agreed in principle to a settlement, and are in the process of finalizing prior to submitting a final settlement to the Court for approval.

In the normal course of business, we may be party to other various lawsuits, legal proceedings and claims arising out of our business. We believe that the outcome of any existing or known threatened proceedings, even if determined adversely, should not have a material adverse effect on our business, financial condition, liquidity or results of operations.

(14)	Employee Benefit Plan

The GeoEye Retirement Savings Plan, or the Plan, is a combination employee savings plan and discretionary profit-sharing plan that covers most GeoEye employees. The Plan qualifies under section 401(k) of the IRC. Under the Plan, participating employees may elect to voluntarily contribute on a pre-tax basis between 1 percent and 100 percent of their salary up to the annual maximum established by the IRC. Participating employees may also elect to contribute on an after-tax basis between 1 percent and 10 percent of their salary up to the annual maximum established by the IRC. Participants are always 100 percent vested in their accounts. Our matching contributions to the Plan are based on certain Plan provisions and at the discretion of the Board of Directors. Other than our matching obligations, profit sharing contributions are discretionary. The matching annual contribution expense was $1.7 million, $1.6 million and $1.4 million for the years ended December 31, 2012, 2011 and 2010, respectively.

(15)	Stock Incentive Plans

Employee Stock Plans

We adopted an Employee Stock Purchase Plan, or ESPP, on July 1, 2008. The ESPP allows eligible employees to purchase common stock at not less than 85 percent of the closing fair market value of a share of the common stock on the purchase date. The ESPP is considered to be compensatory as defined under current FASB accounting guidance. Unless modified by the ESPP administrator, each offering period under the ESPP will last six months and begin on January 1 and July 1. The purchase price is established on each new purchase date. Purchases are limited to 10 percent of each employee’s eligible compensation and subject to certain IRS restrictions. In general, all of our regular full-time employees are eligible to participate in the ESPP.

The ESPP provides for a maximum of 500,000 shares in the aggregate to be issued, of which 100,000 shares of common stock were reserved for issuance at inception of the plan. In June 2012, the reserve was increased by 400,000 shares to the maximum 500,000 shares allowed. Of the 500,000 shares of common stock reserved for issuance under the ESPP, 103,499 shares have been issued as of December 31, 2012. Pursuant to the terms of the Merger Agreement, as of the expiration of the latest offering period on December 31, 2012, the ESPP is terminated and no future offering periods will commence under this plan. See Note 18, “Subsequent Events (unaudited)” for details on Merger Agreement.

Stock Incentive Plans

In September 2006, the stockholders approved the 2006 Omnibus Stock and Performance Incentive Plan, or the 2006 Plan, which provides for the granting of a maximum of 1.7 million shares of the Company’s Common Stock in the form of equity and cash awards, including stock options, stock appreciation rights, nonvested stock, unrestricted stock, stock units and restricted stock units. The 2006 Plan was adopted to replace the Company’s 2003 Employee Stock Incentive Plan.

In June 2010, the stockholders approved the 2010 Omnibus Incentive Plan, or the 2010 Plan, which provides for the granting of a maximum of 1.45 million additional shares of the Company’s Common Stock, subject to adjustment as provided in the 2010 Plan, to participants under the 2010 Plan in the form of equity and cash awards, including stock options, stock appreciation rights, nonvested stock, restricted stock units, deferred stock units, performance-based and other share-based awards.

During 2012, we granted awards only under the 2010 Plan. Although future awards will be granted under the 2010 Plan, we currently have outstanding awards subject to vesting and/or available for exercise under all three of our stock incentive plans.

We accounted for our stock incentive plan using the modified prospective method as of January 1, 2006. We recognize stock-based compensation expense based on the estimated grant date fair value over the requisite service period of the award. During 2012, 2011 and 2010, we recognized $11.2 million, $10.5 million and $6.9 million of stock-based compensation expense, respectively. Stock-based compensation expense of $3.2 million, $3.4 million and $1.6 million is included in direct costs of revenue, and $8.0 million, $7.1 million and $5.3 million is included in selling, general and administrative expenses on the consolidated statements of comprehensive income for the years ended December 31, 2012, 2011 and 2010, respectively. In addition, $1.3 million and $1.1 million of stock-based compensation were capitalized, and are included in satellites and related ground systems for the years ended December 31, 2012 and 2011, respectively. No stock-based compensation was capitalized for the year ended December 31, 2010.

Stock Options

Option awards are generally granted with an exercise price equal to the market price of the Company’s stock on the date of grant.

Valuation Assumptions

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The estimated forfeiture rate is based on the Company’s historical experience of actual forfeitures. Information pertaining to stock options granted during the years ended December 31, 2012, 2011 and 2010 and related assumptions are noted in the following table:

	For The Year Ended December 31,
	2012	2011	2010
Volatility	53.06% - 59.29%	41.54% - 58.30%	41.84% - 52.75%
Dividend yield	0.00%	0.00%	0.00%
Risk-free interest rate	1.12% - 1.15%	1.08% - 2.74%	1.77% - 3.69%
Expected average life	5.80 - 6.80 years	5.90 - 6.80 years	5.90 - 6.90 years
Exercise price per option	$18.80 - $22.48	$19.01 - $42.04	$23.91 - $44.68
Weighted average fair value of options granted during the year	$11.11	$19.13	$14.67

Expected Dividend Yield. We have not issued dividends on our common stock in the past nor do we expect to issue dividends in the future; as such, the dividend yield used was zero.

Expected Volatility. The expected volatility was determined using a combination of implied volatility, based on exchange-traded options for our shares, and actual historical volatility calculated over a period that we believe is representative of the expected future volatility over the expected term. We determined that blended volatility is more reflective of market conditions and a better indicator of expected volatility than historical volatility. The options generally have graded vesting over four years (25 percent of the options in each grant vest annually), and the contractual term is either eight or ten years.

Risk-free Interest Rate. The yield on actively traded non-inflation indexed U.S. Treasury notes was used to extrapolate an average risk-free interest rate based on the expected term of the underlying grants.

Expected Term. The expected term of options granted was determined based on historical experience of similar awards, giving consideration to contractual terms of the awards, vesting schedules and expectations of future employee behavior. The options had graded vesting over four years (25 percent of the options in each grant vest annually), and the contractual term was eight or ten years.

The following table summarizes stock option activity for the year ended December 31, 2012 (in thousands, except exercise price and contractual term data):

	Number of Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Weighted Average- Remaining Contractual Term (in Years)
Outstanding at January 1, 2012	981	$24.54
Granted	172	22.42
Exercised	(118)	17.74
Forfeited/Canceled	(5)	32.08

Outstanding December 31, 2012	1,030	$24.93	$7,999	5.64

Exercisable at December 31, 2012	571	$22.04	$5,615	4.31
Vested and expected to vest at December 31, 2012	1,016	$24.88	$7,927	5.61

The intrinsic value of options exercised during 2012, 2011 and 2010 was $1.3 million, $1.1 million and $2.2 million, respectively. As of December 31, 2012, there was $4.4 million of total unrecognized compensation costs related to nonvested stock option awards. That cost, net of forfeitures, is expected to be recognized over a weighted-average period of 2.25 years. The total fair value of shares vested during the years ended December 31, 2012, 2011 and 2010, was $2.7 million, $2.4 million, and $1.5 million, respectively.

Nonvested Stock

In 2012, we granted a total of 144,175 shares of nonvested stock at prices ranging from $14.24 to $30.01 per share, to employees, executives and consultants for a range of purposes, including promotions, new hire incentives and consulting services.

A summary of the status of our nonvested shares as of December 31, 2012, and changes during the year are presented below (in thousands, except fair value price data):

Nonvested Stock	Number of Shares	Weighted- Average Grant- Date Fair Value
Nonvested at January 1, 2012	516	$34.79
Granted	144	22.53
Vested	(141)	32.78
Forfeited/Canceled	(72)	34.79

Nonvested at December 31, 2012	447	$31.47

As of December 31, 2012, there was $7.3 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the stock incentive plans. That cost is expected to be recognized over a weighted-average period of 2.04 years. The total fair value of shares vested during the years ended December 31, 2012, 2011 and 2010 was $4.6 million, $3.5 million, and $0.3 million, respectively.

Restricted Stock Units

In 2012, we granted 60,820 restricted stock units to executive officers as part of a Long Term Incentive Plan, or LTIP. Restricted stock unit awards under the LTIP have both performance and service requirements with a vesting period of two years, with the exception that 8,596 units granted in 2012 may vest earlier than two years from the grant date, provided certain performance metrics are met. All units granted vest, if at all, between 2013 and 2014 depending on performance measured at the end of the agreement term, at which time the vested units are converted into shares of common stock.

A summary of the status of our nonvested units as of December 31, 2012, and changes during the year is presented below (in thousands, except fair value price data):

Nonvested Restricted Stock Units	Number of Shares	Weighted- Average Grant- Date Fair Value
Nonvested at January 1, 2012	256	$30.27
Granted	61	14.71
Share adjustment for performance	62	26.02
Vested	(225)	26.02
Forfeited/Canceled	(9)	33.48

Nonvested at December 31, 2012	145	$31.59

During 2012, awards vested at greater than 100% resulting in an additional 62,276 shares being issued above the target amount originally granted.

The fair value of each restricted stock unit award is calculated using the share price at the date of grant. We recognize compensation cost ratably over the requisite service period based on the achievement of the performance conditions and the estimated expected payout each reporting period. As of December 31, 2012, there was $2.3 million of total unrecognized compensation cost related to the nonvested restricted stock units. That cost is expected to be recognized over a weighted-average period of 1.12 years. The total fair value of units vested during the year ended December 31, 2012 was $5.9 million.

Deferred Stock Units

Under the current non-employee director compensation plan, each January 1, non-employee directors receive annual grants of deferred stock units valued at $60,000. Deferred stock units vest in two installments: at six months after grant and at twelve months after grant. Deferred stock units are settled in shares of the Company’s common stock six months after the non-employee director’s separation from Board service.

A summary of the status of our nonvested shares as of December 31, 2012, and changes during the year is presented below (in thousands, except fair value price data):

Deferred Stock Units	Number of Shares	Weighted- Average Grant- Date Fair Value
Balance at January 1, 2012	99	$24.35
Granted	24	22.22
Settled	(14)	24.54
Forfeited/Canceled	(2)	22.22

Balance at December 31, 2012	107	$23.89

During 2012, 13,855 shares of the Company’s common stock were issued to settle deferred stock units related to two non-employee directors that separated from the Board.

(16)	Fair Value Measurements

The Company applies authoritative accounting guidance for fair value measurements of financial and nonfinancial assets and liabilities. The guidance defines fair value as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance requires disclosure of the extent to which fair value is used to measure financial assets and liabilities, the inputs utilized in calculating valuation measurements and the effect of the measurement of significant unobservable inputs on earnings, or changes in net assets, as of the measurement date. There is an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Three levels of inputs may be used to measure fair value:

Level 1:    quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2:     observable prices that are based on inputs not quoted on active markets, but corroborated by market data

Level 3:     unobservable inputs are used when little or no market data is available

GeoEye’s financial instruments include cash and cash equivalents, available-for-sale short-term investments, restricted cash, accounts receivable, accounts payable, accrued expenses and debt. The carrying amounts of cash and cash equivalents, available-for-sale short-term investments, restricted cash, accounts receivable, accounts payable and accrued expenses approximate their respective fair values due to the short-term nature of these instruments.

The following table provides information about the financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2012, and December 31, 2011 (in thousands):

	December 31, 2012		December 31, 2011
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Senior Secured Notes (due 2016)	125,000	135,630	125,000	127,970
Senior Secured Notes (due 2015)	389,209	439,400	386,019	446,560

We classified the above instruments as Level 2 instruments due to the usage of market prices not quoted on active markets and other observable market data.

Level 3 inputs were used to determine fair value during the impairment analysis of our constellation of satellites and related ground systems and our annual goodwill impairment testing.

(17)	Significant Customer and Geographic Information

The Company operates in a single industry segment, in which it provides Earth imagery, imagery information products and image-processing services to customers around the world.

GeoEye recognized revenue related to contracts with the U.S. government, directly or as a subcontractor, of $347.6 million, $232.5 million and $220.6 million for the years ended December 31, 2012, 2011 and 2010, representing 75 percent, 65 percent and 67 percent of total revenues, respectively. We had no other customers for whom revenues exceeded 10 percent of total revenues in 2012, 2011 and 2010.

The Company has two product and service lines: (a) Imagery, including the NextView cost-share, and (b) Production and Other Services.

Total revenues by these lines were as follows (in thousands):

	For The Year Ended December 31,
	2012	2011	2010
Imagery	$231,858	$256,280	$249,698
NextView cost-share	148,006	24,153	24,153
Production and other services	80,998	75,974	56,494

Total revenues	$460,862	$356,407	$330,345

Total domestic and international revenues were as follows (in thousands):

	For The Year Ended December 31,
	2012	2011	2010
Domestic	$375,688	$263,828	$244,826
International	85,174	92,579	85,519

Total revenues	$460,862	$356,407	$330,345

Our property, plant and equipment and ground systems are primarily held domestically.

(18)	Subsequent Events (unaudited)

On January 31, 2013, the business combination of DigitalGlobe and GeoEye was completed pursuant to the terms of the Merger Agreement entered into on July 22, 2012. DigitalGlobe acquired 100% of our outstanding common stock in a stock and cash transaction valued at approximately $1.4 billion. Holders of GeoEye common stock received approximately 26.0 million shares of DigitalGlobe common stock and cash consideration of approximately $93.8 million. In addition, each share of our Series A convertible preferred stock was converted into a share of newly-designated Series A convertible preferred stock of DigitalGlobe and cash consideration of $11.0 million was paid to the holders. In connection with the consummation of this business combination, the Company notified NASDAQ of the merger completion, and GeoEye, Inc. common stock was subsequently removed from listing on the NASDAQ and from registration under the Securities Exchange Act of 1934. All stock, both common and preferred, as well as outstanding equity awards were converted to cash and/or equity of DigitalGlobe, Inc. in accordance with the Merger Agreement.

Also on January 31, 2013, in connection with the business combination, DigitalGlobe entered into a new seven-year $550.0 million senior secured term loan, a five-year $150.0 million senior secured revolving credit facility and issued $600.0 million of senior notes. The net proceeds of these transactions were used to pay the cash consideration under the merger agreement, refinance the outstanding balance of the DigitalGlobe senior secured credit facility, fund the discharge and redemption of the outstanding balances of our 2015 Notes and 2016 Notes due and pay fees and expenses associated with the transactions. The new term loan, credit facility and senior notes are unconditionally guaranteed, jointly and severally, by GeoEye and its current domestic subsidiaries.

Also on January 31, 2013, in connection with the business combination of DigitalGlobe and GeoEye pursuant to the terms of the Merger Agreement entered into on July 23, 2012, each share of our Series A convertible preferred stock was converted into a share of newly-designated Series A convertible preferred stock of DigitalGlobe and cash consideration of approximately $11.0 million was paid to the holders. The obligations of the parties under the Standstill Agreement, as amended, terminated upon consummation of the business combination with DigitalGlobe.

Additionally, all of the individuals who were serving as directors and/or named executive officers of the Company immediately prior to the consummation of the transaction ceased serving in such capacities on January 31, 2013.

We evaluated subsequent events through April 15, 2013, the date these financial statements were available to be issued.